Exhibit (10)(u)

POTLATCH FOREST PRODUCTS CORPORATION

RETIREMENT AGREEMENT

Gerald L. Zuehlke

General

The above-named employee (the “Employee”) and Potlatch Forest Products Corporation (the “Company”) have agreed upon the following items.

Separation from Service

Employee shall serve as Vice President and Chief Financial Officer of the Company until August 1, 2007, and he shall serve as Senior Vice President, Finance thereafter until his separation from employment with the Company. Employee’s separation from employment with the Company will be effective at the close of business on December 31, 2007, and his retirement date shall be January 1, 2008 (“Retirement Date”). The Parties agree that the change of title and responsibilities described herein is not a “Reduction in Authority or Responsibility” under the Potlatch Forest Products Corporation Severance Program for Executive Employees as Amended and Restated as of April 4, 2007.

MPAP Payments

In the event that any amounts are payable under the Potlatch Corporation Management Performance Award Plan II (“MPAP”) for calendar year 2007, Employee shall be entitled to payment of his target bonus amount (45% of Employee’s base salary paid in 2007) under the MPAP for the period from January 1, 2007 to the Retirement Date multiplied by the ROE performance modifier applicable to MPAP payments for 2007 (as approved by the Executive Compensation and Personnel Policies Committee of the Potlatch Corporation Board of Directors) and further multiplied by an individual performance modifier of 1.0.

Pension Benefit

The Employee has a vested benefit under the Company’s Salaried Employees’ Retirement Plan (“Retirement Plan”), the Salaried Employees’ Supplemental Benefit Plan (“Supplemental Plan”) and Salaried Employees’ Supplemental Benefit Plan II (“Supplemental Plan II” and, collectively with the Retirement Plan and the Supplemental Plan, the “Pension Plans”), and he shall receive benefit payments in accordance with the provisions of the Pension Plans applicable as of the Retirement Date. In addition, provided that following his separation from employment on December 31, 2007 the Employee executes and delivers to the Company a full general release of all claims, known and unknown, in a form substantially similar to the release contained in Part II, Sections 1 – 9 below, then the Employee shall receive an additional payment (the “Additional Pension Benefit”) calculated as the difference between the retirement benefit he would have been eligible to receive if he had reached age 62 as of the Retirement Date with no reduction in benefit, and the amount payable under the Pension Plans as described above. Execution of a full general release following the Employee’s separation from employment is a condition precedent to receipt of the Additional Pension Benefits. The Additional Pension Benefit will be paid under the terms and conditions of the Supplemental Plan II.

Performance Shares

In the event that there is a payout of performance shares under the terms of the Employee’s Performance Share Agreement (“Award Agreement”) applicable to awards granted for the period January 1, 2005-December 31, 2007, Employee shall be entitled to receive 100% of the shares calculated under the applicable Award Agreement. In the event that there is a payout of performance shares under the terms of the Employee’s Award Agreement applicable to awards granted for the years January 1, 2006-December 31, 2008, Employee shall be entitled to 66% of the shares calculated under the applicable Award Agreement. In the event that there is a payout of performance shares under the terms of the Award Agreement applicable to awards granted for the years January 1, 2007-December 31, 2009, Employee shall be entitled to 33% of the shares calculated under the applicable Award Agreement .

Entitlement to Other Benefits

Except as provided herein, this Agreement is not intended to alter Employee’s entitlement to other benefits available to him as a retiree under applicable Company plans and policies.

Part II.

I understand that I am eligible to receive the Additional Pension Benefit and other benefits as described in Part I of this agreement if I choose to accept the terms of this Agreement. If I choose to reject this Agreement, I understand that I am eligible to receive the basic benefits as described in the Salaried Employees’ Benefits Plans Handbook and in the other benefit plans applicable to executive officers, all of which have previously been provided to me by the Company.

Release and Waiver of Claims Agreement

1.    In consideration for the Additional Pension Benefit and the other benefits offered to me by the Company, as outlined in Part I above, I release and discharge Potlatch Forest Products Corporation, any affiliated company, parent, subsidiary, alter egos, their predecessors, successors, affiliates, assigns, partners, shareholders, directors, officers, agents, attorneys, and employees, whether past, present, or future (the “Released Parties”) from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of the Employee’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for salary, bonus, severance, retirement benefits or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common law or at equity; defamation; intentional infliction of emotional harm; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal, local law, statute, or regulation (including, but not limited to, claims under Title VII of the Civil Rights act of 1964 or under the Americans With Disabilities Act). Employee acknowledges and agrees that this Release and Waiver Agreement, the Release and Waiver Agreement contained in paragraph 2, and the covenant not to sue set forth in paragraph 4 are essential and material terms of this Release and Waiver Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties. Employee understands and acknowledges the significance and consequences of this Release and Waiver Agreement.

2.    As a further material inducement to enter into this Release and Waiver of Claims Agreement, Employee specifically waives and releases the Company and the Released Parties from all claims Employee may have as of the date the Employee signs the Release and Waiver of Claims Agreement regarding any claims or rights arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 (“ADEA”). This paragraph does not waive rights and claims that may arise under the ADEA after the Employee signs this Release and Waiver of Claims Agreement.

3.    Right to Revoke Agreement: Employee agrees that this Release and Waiver of Claims Agreement provides benefits to which Employee is not otherwise entitled. Employee acknowledges that the Company has advised Employee to consult an attorney prior to signing this Release and Waiver of Claims Agreement. Employee has been advised by the Company that Employee has up to twenty-one (21) days within which to consider whether Employee should sign this Release and Waiver of Claims Agreement and waive and release all claims and rights arising under the ADEA. In the event that Employee signs this Release and Waiver of Claims agreement before the expiration of twenty-one (21) days, Employee acknowledges the Employee has chosen to waive the 21-day period. Employee shall have seven (7) days after signing this Release and Waiver of Claims Agreement to revoke this Release and Waiver of Claims Agreement, and this Release and Waiver of Claims Agreement shall not become effective or enforceable until that revocation period has expired.

4.    It is understood that this is a full and final release covering all unknown and unanticipated claims of or injuries, debts, or damages to Employee that may have arisen, or may arise, in connection with any fact occurring prior to the date of execution of this Release and Waiver of Claims Agreement.

5.    To the maximum extent permitted by law, Employee covenants not to sue or to institute or cause to be instituted any action in any federal or state court against any of the Released Parties, including, but not limited to, any of the claims released in paragraphs 1 and 2 of this Release and Waiver of Claims Agreement.

6.    Employee and the Company agree that neither the Employee nor the Released Parties admit liability for, or violation of, any contract, any federal, state, or local statute, or regulation, or any right protected under the common law.

7.    Employee acknowledges by signing this Release and Waiver of Claims Agreement that Employee has read and understands this document, that Employee has conferred with or had opportunity to confer with Employee’s attorneys regarding the terms and meaning of this Release and Waiver of Claims Agreement, that Employee has had sufficient time to consider the terms provided for in the Release and Waiver of Claims Agreement, that no representations or inducements have been made to Employee except as set forth herein, and that Employee has signed the same knowingly and voluntarily.

8.    It is intended that the provisions of this Release and Waiver of Claims Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any paragraph, subparagraph, or provision of this Release and Waiver of Claims Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Release and Waiver of Claims Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of the Release and Waiver of Claims Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Release and Waiver of Claims Agreement shall be enforced to the maximum extent permitted by law.

9.    This Release and Waiver of Claims Agreement contains the entire Agreement between the Employee and the Company with respect to the matters covered and supersedes all prior agreements, understandings, or commitments, whether oral or written. No amendment or supplement to this Release and Waiver of Claims Agreement may be made except by writing signed by both the Employee and the Company.

Employee Signature Below Indicates Acceptance of the Special Arrangements Described Herein, and Executes This Release and Waiver of Claims Agreement.

Employee Signature: /s/ Gerald L. Zuehlke

Date: June 4, 2007

Potlatch Forest Products Corporation

Chairman, President and Chief Executive Officer

/s/ Michael J. Covey

Date: June 4, 2007

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